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DEED OF GUARANTEE

13 MAY 2020

EQUINOR ENERGY AS
as Guarantor

€20,000,000,000
EURO MEDIUM TERM NOTE PROGRAMME

ALLEN & OVERY

Allen & Overy LLP

0010155-0002957 UKO2: 2000166203.5

THIS DEED OF GUARANTEE is made on 13 May 2020

BY:

EQUINOR ENERGY AS of Forusbeen 50, N-4035 Stavanger, Norway (the Guarantor),

in favour of the Holders (as defined below).

WHEREAS:

Equinor ASA (the Issuer) and the Guarantor have entered into an Amended and Restated Programme Agreement dated 13 May 2020 with Barclays Bank Ireland PLC, Barclays Bank PLC, BNP Paribas, Citigroup Global Markets Europe AG, Citigroup Global Markets Limited, Deutsche Bank AG, London Branch, HSBC Bank plc, J.P. Morgan Securities plc and Nordea Bank Abp as Dealers (the Programme Agreement which expression includes the same as it may be amended, supplemented or restated from time to time) under which the Issuer proposes from time to time to issue Euro Medium Term Notes, including, for the avoidance of doubt, VPS Notes (together, the Notes).

(A) The Issuer and, inter alios, the Guarantor have entered into an Amended and Restated Agency Agreement dated 13 May 2020 with the agents named therein (the Agency Agreement, which expression includes the same as it may be amended, restated or supplemented from time to time).

(B) The Issuer has executed a Deed of Covenant dated 13 May 2020 (the Deed of Covenant, which expression includes the same as it may be amended, supplemented or restated from time to time) relating to the Global Notes issued by the Issuer pursuant to the Programme Agreement.

(C) If so indicated in the Final Terms in relation to any Series of Notes, the Guarantor agrees to guarantee the Issuer’s obligations under the Notes as set forth herein.

(D) References herein to Notes include any Underlying Notes (as defined in the Deed of Covenant). References herein to Coupons are to Coupons relating to the Notes. References herein to Holder are to any Noteholder, VPS Noteholder, Couponholder or, in relation to any Underlying Notes, any Relevant Account Holder (each as defined in the Agency Agreement or the Deed of Covenant).

(E) Terms defined in the terms and conditions of the Notes other than VPS Notes or terms and conditions of the VPS Notes (the Conditions) and in the Agency Agreement and not otherwise defined in this Deed shall have the same meaning when used in this Deed unless the context requires otherwise.

NOW THIS DEED WITNESSES as follows:

1. GUARANTEE AND INDEMNITY

1.1 Subject to Condition 2(c) (Termination of Guarantee) and clause 1.7 below, the Guarantor unconditionally and irrevocably guarantees that, if for any reason the Issuer does not pay any sum payable by it under any Note or Coupon (whether or not attached to it) on the date specified for such payment (whether on the normal due date, on acceleration or otherwise), the Guarantor will pay that sum in the currency in which it is payable under such Note to the Holder from time to time on demand to the Guarantor.

1.2 As between the Guarantor and each Holder but without affecting the Issuer's obligations, the Guarantor will be liable under this Deed as if it were the sole principal debtor and not merely a surety. Accordingly, it will not be discharged, nor will its liability be affected, by anything which

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would not discharge it or affect its liability if it were the sole principal debtor (including (a) any time, indulgence, concession, waiver or consent at any time given to the Issuer or any other person, (b) any amendment or supplement to any of the Conditions or to any security or other guarantee or indemnity; provided however, that, notwithstanding the foregoing, no such amendment or supplement shall, without the consent of the Guarantor, increase the principal amount of the Notes or the interest rate thereon or impose or increase any premium payable upon redemption thereof, (c) the making or absence of any demand on the Issuer or any other person for payment, (d) the enforcement or absence of enforcement of any Note or any Coupon or of any security or other guarantee or indemnity, (e) the taking, existence or release of any security, guarantee or indemnity, (f) the winding-up, dissolution, amalgamation, reconstruction or reorganisation of the Issuer or any other person or (g) the illegality, invalidity or unenforceability of or any defect in any provision of any Note or any Coupon or any of the Issuer's obligations under any of them).

1.3 Subject to Condition 2(c) (Termination of Guarantee) and clause 1.7 below, the Guarantor's obligations under this Deed are and will remain in full force and effect by way of continuing security until no sum remains payable under the Notes or any Coupons. Furthermore, these obligations of the Guarantor are additional to, and not instead of, any security or other guarantee or indemnity at any time existing in favour of any person, whether from the Guarantor or otherwise, and may be enforced without first having recourse to the Issuer, any other person, any security or any other guarantee or indemnity. The Guarantor irrevocably waives all notices and demands whatsoever.

1.4 So long as any sum remains payable under any Note or any Coupon no right of the Guarantor, by reason of the performance of any of its obligations under this Deed, to be indemnified by the Issuer or to take the benefit of or enforce any security or other guarantee or indemnity shall be exercised or enforced.

1.5 The Guarantor shall on demand indemnify the relevant Holder against any cost, loss, expense or liability sustained or incurred by it (other than value added tax or similar tax, to the extent recoverable by the relevant Holder) as a result of it being required for any reason (including any bankruptcy, insolvency, winding-up, dissolution, or similar law of any jurisdiction) to refund all or part of any amount received or recovered by it in respect of any sum payable by the Issuer under any relevant Note or Coupon and the Guarantor shall in any event pay to it on demand the amount as refunded by it.

1.6 As separate, independent and alternative stipulations, the Guarantor unconditionally and irrevocably agrees: (a) that any sum which, although expressed to be payable by the Issuer under any Note or any Coupon, is for any reason (whether or not now existing and whether or not now known or becoming known to the Issuer, the Guarantor or any Holder) not recoverable from the Guarantor on the basis of a guarantee shall nevertheless be recoverable from it if it were the sole principal debtor and shall be paid by it to the relevant Holder on demand and (b) as a primary obligation to indemnify each Holder against any loss suffered by it as a result of any sum expressed to be payable by the Issuer under any Note or any Coupon not being paid by the time, on the date and otherwise in the manner specified therein or any payment obligation of the Issuer under any Note or any Coupon being or becoming void, voidable or unenforceable for any reason (whether or not now existing and whether or not now known or becoming known to the Issuer, the Guarantor or any Holder), the amount of that loss being the amount expressed to be payable by the Issuer in respect of the relevant sum.

1.7 The release of the Guarantor in accordance with Condition 2(c) (Termination of Guarantee) from its obligations under this Deed will take effect automatically and unconditionally, without prejudice to any obligations which may have accrued prior to that time, without the need for any further act or thing to be done by any party.

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2. TAXATION

All payments by the Guarantor under this Deed shall be made free and clear of, and without withholding or deduction for, any taxes, duties, assessments or governmental charges of whatever nature imposed, levied, collected, withheld or assessed by or within the Kingdom of Norway or any authority therein or thereof having power to tax, unless such withholding or deduction is required by law. In such event the Guarantor shall pay such additional amounts as will result in receipt by the Holders of such amounts as would have been received by them had no such withholding or deduction been required, except that no such additional amounts shall be payable in the circumstances set out in Condition 6 (Taxation) of the Terms and Conditions of the Notes other than VPS Notes and Condition 6 (Taxation) of the Terms and Conditions of the VPS Notes, as applicable.

3. THE CONDITIONS

The Conditions shall apply, where the context so admits, with any necessary consequential modifications, to the Guarantor and to its obligations under this Deed. For the avoidance of doubt, in Condition 2 (Status of the Notes and the Guarantee) the payment obligations shall include those of the Guarantor under this Deed.

4. BENEFIT OF UNDERTAKINGS AND COVENANTS

The Guarantor agrees that the benefit of the undertakings and the covenants binding upon it contained in this Deed shall be for the benefit of each and every Holder and each Holder shall be entitled severally to enforce such obligations against the Guarantor.

5. DEPOSIT OF DEED

This Deed shall be deposited with and held to the exclusion of the Guarantor by the Agent at its specified office for the time being under the Conditions and the Guarantor hereby acknowledges the right of every Holder to production of this Deed and, upon request and payment of the expenses incurred in connection therewith, to the production of a copy hereof certified by the Agent to be a true and complete copy.

6. AMENDMENT

This Deed may only be amended in the same way as (i) in the case of VPS Notes, the Terms and Conditions of the VPS Notes are capable of amendment under the VPS Trustee Agreement, and (ii) in the case of Notes other than VPS Notes, the Terms and Conditions of the Notes other than VPS Notes are capable of amendment under Schedule 4 of the Agency Agreement.

7. CONTRACTS (RIGHTS OF THIRD PARTIES) ACT 1999

No rights are conferred on any person under the Contracts (Rights of Third Parties) Act 1999 to enforce any term of this Deed, but this does not affect any right or remedy of any person which exists or is available apart from that Act.

8. GOVERNING LAW AND JURISDICTION

8.1 This Deed and all non-contractual obligations arising out of or in connection with shall be governed by, and construed in accordance with, English law.

8.2 The courts of England have jurisdiction to settle any dispute arising out of or in connection with this Deed (including a dispute relating to the existence, validity or termination of this Deed or any noncontractual obligation arising out of or in connection with this Deed) or the consequences of its

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nullity (a Dispute). The Guarantor irrevocably submits to the jurisdiction of such courts and waives any objection to the taking of any legal action or proceedings relating to a Dispute (Proceedings) in such courts whether on the ground of venue or on the ground that the Proceedings have been brought in an inconvenient forum. This submission is made for the benefit of each Holder and, to the extent allowed by applicable law, shall not limit the right of any of them to take Proceedings in any other court of competent jurisdiction nor shall the taking of Proceedings in one or more jurisdictions preclude the taking of Proceedings in any other jurisdiction (whether concurrently or not).

9. AGENT FOR SERVICE OF PROCESS

The Guarantor irrevocably appoints Equinor UK Limited at its registered office in England at One Kingdom Street, Paddington Central, London W2 6BD as its agent in England to receive service of process in respect of any Proceedings in England. If for any reason it does not have such an agent for service of process the Guarantor will promptly appoint a substitute process agent and notify the Noteholders of such appointment in accordance with the Conditions. Nothing herein shall affect the right to serve process in any other manner permitted by law.

IN WITNESS whereof this Deed has been executed as a deed on the date stated at the beginning.

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SIGNATORIES

EQUINOR ENERGY AS

EXECUTED as a DEED	)
by EQUINOR ENERGY AS and signed and	)
delivered as a deed on its	)
behalf by Lars Christian Bacher,	)
an authorised representative of the company	)

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